Dechert Price & Rhoads
                               1500 K Street, N.W.
                           Washington, D.C. 20005-1208

                            Telephone: (202) 626-3300
                               Fax: (202) 626-3334



                                February 28, 1997



The GCG Trust
1001 Jefferson Street, Suite 400
Wilmington, DE  19801

Dear Sir or Madam:

         As counsel for The GCG Trust (the "Trust") during the fiscal year ended December 31, 1996, we are familiar with the registration of the Trust under the Investment Company Act of 1940 and the registration statement relating to its shares of beneficial interest (the "Shares") under the Securities Act of 1933 (File No. 33-23512)(the "Registration Statement"). We also have examined such other Trust records, agreements, documents and instruments as we deemed appropriate.

         Based upon the foregoing, it is our opinion with respect to the issuance of 98,835,461 shares of beneficial interest of the Trust for valuable consideration in the amount of $399,954,170 (representing 887,866 shares of the All-Growth Series for $12,490,057; 2,370,404 shares of the Capital Appreciation Series for $35,239,069; 4,205,212 shares of the Small Cap Series for
$48,985,471;  9,409,648  shares of the Managed  Global Series for  $100,318,133;
1,613,556 shares of the Value Equity Series for $21,964,962; 1,962,221 shares of the Strategic Equity Series for $21,324,009; 2,901,441 shares of the Rising Dividends Series for $43,034,734; 1,483,387 shares of the Emerging Markets Series for $14,469,857; 1,322,313 shares of the Natural Resources Series for $23,567,810; 868,033 shares of the Real Estate Series for $12,725,360; 33,652 shares of the Market Manager Series for $449,230; 2,365,652 shares of the Multiple Allocation Series for $29,603,781; 1,606,067 shares of the Fully Managed Series for $23,669,870; 1,920,578 shares of the Limited Maturity Bond Series for $20,803,703; 73,694,512 shares of the Liquid Asset Series for $73,694,512; and 10,817 shares of The Fund For Life for $77,446) issued during the Trust's fiscal year ending December 31, 1996, it is our opinion that such shares were, when sold, duly and validly authorized, legally and validly issued, and fully paid, and non-assessable by the Trust.

         We consent to the filing of this opinion in connection with the Notice on Form 24F-2 to be filed on behalf of the Trust with the Securities and Exchange Commission for the Trust's fiscal year ended December 31, 1996.

                                             Very truly yours,

                                             /s/ DECHERT PRICE & RHOADS